SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                             FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to  File  Reports Under Sections 13 and
15(d) of the Securities Exchange Act of 1934.

                              Commission File Number      0-28316
                              -----------------------------------------

                     Trico Marine Services, Inc.,
                    Trico Marine Assets, Inc. and
                     Trico Marine Operators, Inc.
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          (Exact name of registrant as specified in its charter)

 250 North American Court, Houma, Louisiana 70363 (504) 851-3833
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     8 1/2% Series B Senior Notes Due 2005 and Senior Guarantees
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        (Title of each class of securities covered by this Form)

              Common Stock, $.01 par value per share
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(Titles of all other  classes  of  securities  for  which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [   ]    Rule 12h-3(b)(1)(ii)    [   ]
Rule 12g-4(a)(1)(ii)   [   ]    Rule 12h-3(b)(2)(i)     [   ]
Rule 12g-4(a)(2)(i)    [   ]    Rule 12h-3(b)(2)(ii)    [   ]
Rule 12g-4(a)(2)(ii)   [   ]    Rule 15d-6              [   ]
Rule 12h-3(b)(1)(i)    [ X ]

     Approximate number of holders of record as of the certification or notice date:

                            Three (3)
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     Pursuant to the requirements of the Securities Exchange
Act of 1934, Trico Marine Services, Inc., Trico Marine
Assets, Inc. and Trico Marine Operators, Inc. have each caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              TRICO MARINE SERVICES, INC.

DATE: October 3, 1997         BY:  /s/  Ronald O. Palmer
                                   ---------------------
                                      Ronald O. Palmer
                                   Chairman of the Board
                                and duly authorized officer


                              TRICO MARINE ASSETS, INC.

DATE: October 3, 1997         BY:  /s/  Ronald O. Palmer
                                   ---------------------
                                      Ronald O. Palmer
                                 Executive Vice President
                                and duly authorized officer


                              TRICO MARINE OPERATORS, INC.

DATE: October 3, 1997         BY:  /s/  Ronald O. Palmer
                                   ---------------------
                                      Ronald O. Palmer
                                 Executive Vice President
                                and duly authorized officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.